UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2010

CAMELOT ENTERTAINMENT GROUP INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	000-3078	52-2195605
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employee Identification No.)

8001 Irvine Center Drive Suite 400 Irvine CA	92618
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(949) 754 3030

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	OTHER EVENTS

On June 29, 2010, Camelot Entertainment Group, Inc. ("Camelot") issued a press release announcing the effective date of June 30, 2010 for the 20,000:1 reverse stock split of the company’s common stock and its new stock symbol, also effective June 30, 2010: “CMGRD.” After 20 business days, the symbol will remain CMGR. A copy of Camelot’s press release is attached hereto as Exhibit 99.1.

In addition, all stockholders of record as of June 29, 2010 shall be eligible to receive as a cashless dividend shares of Camelot’s Class D Convertible Preferred Stock.  Stockholders shall be eligible to receive 40 shares of the Class D Convertible Preferred Stock for each one million shares of common stock owned as of the close of trading on June 29, 2010.  Holders of Class D Convertible Preferred Stock shall have the right, once Camelot’s common stock achieves a 30 day average closing bid price of $2.50 per share as determined by the Over The Counter Bulletin Board (“OTCBB”) historical daily stock price quote, to convert any or all of their shares of Class D Convertible Preferred Stock into shares of fully paid and nonassessable Camelot common stock on a one for one basis.  In addition, holders of Class D Convertible Preferred Stock will have the right to convert at the same ratio, as described in the designation, upon an initial or secondary public offering of Camelot common stock by Camelot, where the offering price per share is $2.50 or greater.  Camelot plans to begin the process of registering these shares of Class D Preferred Stock for distribution to its common stockholders after June 30, 2010.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(a)           Exhibits

Exhibit Number	Description

99.1	Press release

(b)    Financial Statements

None
SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMELOT ENTERTAINMENT GROUP, INC.

Dated: June 29, 2010	By:	/s/ Robert P. Atwell
Robert P. Atwell
Chairman